UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2014

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.

(Exact name of registrant as specified in its charter)

Maryland	333-154750	26-3455189
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2909 Hillcroft, Suite 420, Houston, Texas		77057
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (713) 467-2222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On February 7, 2014, Hartman Short Term Income Properties XX, Inc. (the “Company”) entered into a Purchase and Sale Agreement with Hartman Gulf Plaza Acquisitions, L.P. (“Acquisitions”), relating to the acquisition of the Gulf Plaza office building (the “Gulf Plaza Property”), containing 120,651 square feet of office space located in Energy Corridor of Houston, Texas for an aggregate purchase price of $13,950,000.

The acquisition of the Gulf Plaza Property is subject to certain conditions to closing, including the absence of a material adverse change to the Gulf Plaza Property prior to the acquisition date.  The expected closing date of the acquisition is March 11, 2014.

Acquisitions is one of thirteen (13) tenant-in-common owners of the Gulf Plaza Property.  Acquisitions owns a 1% interest in the Gulf Plaza Property.  Acquisitions is an affiliate of Hartman Income REIT, Inc., which indirectly owns approximately 15% of Acquisitions.  Approximately 10% of Acquisitions is owned by Allen Hartman, President and CEO of the Company, or his affiliates.  Hartman Income REIT Management, Inc., a wholly owned subsidiary of Hartman Income REIT, Inc. is presently the property manager of the Gulf Plaza Property.

The Gulf Plaza Property is 100% leased to Gulf Interstate Engineering Company (“GIE”).  GIE is the 8th largest Houston-area energy engineering firm with total annual gross billings of over $240 million.

The material items of the agreement described herein are qualified in their entirety by the agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Purchase and Sale Agreement and Escrow Instructions, dated as of February 7, 2014, by and between Hartman Gulf Plaza Acquisitions L.P. and Hartman Short Term Income Properties XX, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.
(Registrant)
Date: February 7, 2014	By:	/s/ Louis T. Fox, III
Louis T. Fox, III
Chief Financial Officer

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EXHIBIT INDEX

Exhibit	Description
10.1	Purchase and Sale Agreement and Escrow Instructions, dated as of February 7, 2014, by and between Hartman Gulf Plaza Acquisitions L.P. and Hartman Short Term Income Properties XX, Inc.